

Christine Ay Tjoe (b. 1973)

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After reviewing a dozen others, Masterworks agreed to privately acquire the Painting at an attractive price, offering it to investors at a 32.8% discount to our internal, pre-sourcing valuation.

INVESTMENT THESIS

Initial Offering Price

$561,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$1.0m
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$0.4m
$0.2m
$0.0m
10
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Price Appreciation of Similar Works

24.4%

Sharpe Ratio (2001-2022)	watch video
Christine Ay Tjoe	▲1.31
All Art	0.51
S&P 500	0.49

SOLD OUT



Christine Ay Tjoe

(b. 1973)

Why we like this painting

- The Painting is a sensational example of Christine Ay Tjoe's expressive and unique movement which targets the human experience through dramatic color and composition.
- Auction prices for Christine Ay Tjoe's works have experienced robust growth in recent years, with four of her top five price records set within the previous two years, and total auction sales reaching $7.1 million in 2022, an all-time high for the artist.
- Our acquisitions team has reviewed more than a dozen examples of work by Ay Tjoe from around the world, many of which are priced in excess of $1 million. Of these works, this is just the first to be offered on the Masterworks platform.
- Executed in 2017, the Painting's depiction is nonspecific, but the counterclockwise gesture is incredibly rigid and equally eloquent. The paint is applied in a circular shape which is contained and slightly above center on the canvas.
- The Painting was included in a 2023 exhibition also featuring works by record breaking art market titan—Joan Mitchell, titled "Joan Mitchell—Christine Ay Tjoe," which was held at the renowned Mnuchin Gallery in New York City.
- As of April 17, 2023, works similar to the Painting in scale, subject and execution have sold at auction in excess of $670,000 and include examples such as: *Stars From the Black Idea* (2012), which sold for $777,475 in December 2022, *The Highest Player No 2* (2016), which sold for $673,805 in December 2021, and *First Type of Stairs* (2010), which sold for $1,079,507 in October 2021, and currently represents the artist's sixth auction price record.
- Examples of Ay Tjoe's work similar to the Painting are included in the Metropolitan Museum of Art's collection (Ay Tjoe is the first contemporary Indonesian artist ever collected by the Met) and the artist is represented by White Cube.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Christine Ay Tjoe (b. 1973, Bandung, Indonesia) is an expressive, abstract contemporary artist whose work engages the human condition by way of philosophy and spirituality. She is most known for her paintings which are characterized by a dynamic dance between negative space and pigment which she applies with both brushes and her hands. Her expressive work deals with abject subject matter, attempting to connect with our most powerful emotions and deep psychological fears.

Painting







Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$4,543,258	6	$1,740,443

Average Prices


757.2K
567.9K
378.6K
189.3K
10
11
12
13
14
15
16
17
18
19
20
21

Turnover by Year


4.5M
3.4M
2.3M
1.1M
10
11
12
13
14
15
16
17
18
19
20
21

Lots Auctioned Sold Unsold


13
9.75
6.5
3.25
10
11
12
13
14
15
16
17
18
19
20
21

Initial Offering Price	**$561,000**
Offering Circular	sec.gov/edgar

INVEST NOW

CHRISTINE

AY TJOE

b. 1973, INDONESIA



Oil on canvas | 59 × 53 in. (150 × 135 cm.)

Christine Ay Tjoe is an expressive, abstract contemporary artist whose work engages the human condition by way of philosophy and spirituality.

$561,000

INITIAL OFFERING

24.4% HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	▲1.31 MARKET RISK-ADJUSTED APPRECIATION[2]
51.3% ANNUAL GROWTH OF RECORD PRICE[3]	19.5% MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Painting is a sensational example of Christine Ay Tjoe's expressive and unique movement which targets the human experience through dramatic color and composition. Executed in 2017, while the Painting's depiction is nonspecific, the counterclockwise gesture is incredibly rigid and equally eloquent. The paint is applied in a circular shape which is contained and slightly above center on the canvas. Through the use of both oil sticks and paint applied to the canvas with her hands, Ay Tjoe balances control and volatility through the use of lines, patterns and textures which often resemble organic forms and structures found in nature. The Painting was included in a 2023 exhibition titled "Joan Mitchell—Christine Ay Tjoe," which was held at Mnuchin Gallery in New York City. Examples of Ay Tjoe's work similar to the Painting are included in the Metropolitan Museum of Art's collection and the artist is represented by White Cube. As of April 17, 2023, abstract works comparable to the Painting in scale, subject and execution have sold at auction in excess of $670,000 and include examples such as: *Stars From the Black Idea* (2012), which sold for HKD 6,048,000 ($777,475) at Christie's, Hong Kong, on December 1, 2022, *The Highest Player No 2* (2016), which sold for HKD 5,250,000 ($673,805) at Christie's, Hong Kong, on December 1, 2021, and *First Type of Stairs* (2010), which sold for HKD 8,403,000 ($1,079,507) at Sotheby's, Hong Kong, on October 9, 2021, and currently represents the artist's sixth auction price record. The Painting's subject, execution, and scale make it a commercial and desirable work by Christine Ay Tjoe.

AS OF APRIL 17, 2023, HER TOP AUCTION PRICES ARE LED BY *LAYERS WITH MORE CIRCLES* (2011), WHICH SOLD FOR $1,732,158 AT CHRISTIE'S, HONG KONG ON MAY 24, 2021, *LAYER AS A HIDING PLACE* (2013), WHICH SOLD FOR $1,662,452 AT CHRISTIE'S, HONG KONG ON MAY 26, 2022, AND *BLACK NUMBER 1* (2014), WHICH SOLD FOR $1,589,976 AT SOTHEBY'S, HONG KONG ON APRIL 27, 2022.

As of April 17, 2023, auction prices for Christine Ay Tjoe's works have experienced robust growth, with four of her top five price records set within the previous two years. In 2022, auction sales for Ay Tjoe's work reached $7.1 million, which represents an all-time high for the artist. As of April 17, 2023, her top auction prices are led by *Layers with More Circles* (2011), which sold for $1,732,158 at Christie's, Hong Kong on May 24, 2021, *Layer As A Hiding Place* (2013), which sold for $1,662,452 at Christie's, Hong Kong on May 26, 2022, and *Black Number 1* (2014), which sold for $1,589,976 at Sotheby's, Hong Kong on April 27, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$1.2M
$0.9M
$0.6M
$0.3M
2008
2009
2010
2011
2012
2013
2015
2016
2017
2018
2019
2020
2021
2022

Christine Ay Tjoe (b. 1973, Bandung, Indonesia) is an expressive, abstract contemporary artist whose work engages the human condition by way of philosophy and spirituality. She is most known for her paintings which are characterized by a dynamic dance between negative space and pigment which she applies with both brushes and her hands. After earning a Faculty of Fine Arts and Design from the Bandung Institute of Technology in 1997, she subsequently began a career as an assistant fashion designer before transitioning into being a full time artist. Ay Tjoe's initial artwork drew inspiration from plants where she created intaglio drypoint prints. Her work has been included in several group exhibitions at renowned galleries and museums internationally such as the China National Museum of Fine Art (2003), the National Gallery, Jakarta (2009), Shanghai Contemporary (2010), Saatchi Gallery (2011), Fondazione Claudio Buziol (2011), the Singapore Art Museum (2012), the National Taiwan Museum of Fine Arts (2012), and the Asia Society Triennial (2020). During the 2010s, she had solo exhibitions at Michael Ku Gallery in Taipei, Ota Fine Arts in Tokyo, and an acclaimed retrospective at 21st Century Museum of Contemporary Art in Kanazawa. She has received various awards throughout her art career including: a "top five" Philips Morris Indonesia Art Award in 2007, the SCMP Art Futures Prize in 2015, and the Prudential Eye Award for painting in 2015. Her most recent exhibitions include two solo shows: "Spinning in the Desert" at White Cube Hong Kong (May 18 – August 28, 2021) and "The Black Side" at Ota Fine Arts Shanghai (September 29 – October 31, 2018). Ay Tjoe is the first contemporary Indonesian artist ever collected by the Metropolitan Museum of Art in New York. As of April 17, 2023, the artist lives and works in Bandung, Indonesia, and is represented by White Cube Hong Kong.





CHRISTINE AY TJOE



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for George Condo has a risk-adjusted appreciation of 0.77. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Christine Ay Tjoe have a record price compound annual growth rate ("CAGR") of 51.3% from November 26, 2006 to December 31, 2022. This calculation is based on (i) a record price of $1,799 on November 26, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,416,635, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Christine Ay Tjoe is 19.5%, which is based on 20 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Christine Ay Tjoe was May 22, 2001 and ending on the last date a repeat sale occurred for such artist, which in the case of Christine Ay Tjoe was November 30, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

6. The chart captures the the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Christine Ay Tjoe with the following criteria: abstract paintings on canvas, executed 2008 to present, that measure 30 inches by 30 inches to 90 inches by 90 inches that to the best of our ability to determine, exclude text and examples with predominantly red palettes. "Black No. 1" (2014) was excluded from the comparative set due to its atypical composition. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 24.4% CAGR implied from selected sales occurring from October 6, 2008 to December 1, 2022.